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                                                                Exhibit 23(a)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Elder-Beerman Stores Corp. on Form S-8, pertaining to 2,250,000 common shares registered under The Elder-Beerman Stores Corp. Equity and Performance Incentive Plan, of our report dated April 18, 1997 (which expresses an unqualified opinion and includes explanatory paragraphs relating to bankruptcy proceedings and the ability to continue as a going concern) appearing in the Registration Statement on Form 10 (Reg. No. 0-2788), as amended, filed with the Securities and Exchange Commission.

DELOITTE & TOUCHE LLP

Dayton, Ohio
March 19, 1998